Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 12, 2010 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Harleysville National Corporation and subsidiaries on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Harleysville National Corporation on Form S-3 (File No. 33-158420, effective April 6, 2009) and Forms S-8 (File No. 33-69784, effective October 1, 1993, File No. 333-17813, effective December 13, 1996, File No. 333-79971, effective June 4, 1999, and File No. 333-79973, effective June 4, 1999, File No. 333-116183, effective June 4, 2004, File No. 333-139579, effective December 21, 2006, File No. 333-148377, effective December 28, 2007, File No. 333-156956, effective January 27, 2009).

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
March 12, 2010